EXHIBIT 99.3

Nominating & Corporate Governance Committee

(As of July 2004)

Purposes

The primary purposes of the Nominating and Corporate Governance Committee are to ensure that (1) the Company’s Board consists primarily of qualified independent directors and (2) the Company and its Board follow the best possible corporate governance practices. Its responsibilities in that regard include:

• Identifying individuals qualified to become members of the Board and to recommend to the Board candidates for election or reelection as directors;

• Monitoring and recommending corporate governance and other board practices; and

• Overseeing performance reviews of the Board, its committees and the individual members of the Board.

In discharging its duties, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities, personnel, legal counsel and independent auditors, along with the sole power to retain and terminate outside counsel or other experts for this purpose. The Committee shall have sole authority to approve any search firm’s fees and other retention terms.

The Committee shall review the adequacy of this charter on an annual basis and recommend any appropriate changes to the Board for consideration.

Membership

Appointment and Removal. The Committee shall be appointed by the Board and shall serve at the pleasure of the Board for such term as the Board may decide or, with respect to an individual Committee member, until such Committee member is no longer a Board member. The Board shall designate the chairperson of the Committee.

Number and Meetings. The Committee shall be comprised of not less than three members of the Board. The Committee shall meet as often as necessary to fulfill its responsibilities. The Committee may appoint subcommittees and may delegate its responsibilities to a subcommittee to the extent it deems appropriate.

Independence. The Committee members will each qualify as “independent” under the rules of the New York Stock Exchange. These requirements as currently in effect are summarized in Annex A hereto. Accordingly, the members of the Committee will be directors who the Board affirmatively concludes have no material relationship to the Company, as determined by the Board, either directly or as a partner, shareholder or officer of any organization that has a relationship with the Company.

The failure of the Committee to satisfy the independence requirements set forth above shall not invalidate any actions taken by the Committee.

Responsibilities

The following functions shall be the common, recurring activities of the Committee in carrying out its duties.

Nominating Responsibilities

1. The Committee shall lead the Company’s search for individuals qualified to become members of the Board.

2. The Committee shall evaluate and recommend to the Board for nomination candidates for election or reelection as directors.

3. In the event of a vacancy on the Board, or if the Committee becomes aware of a pending vacancy and the Board determines that such vacancy shall be filled by the Board, the Committee shall recommend to the Board a qualified individual for appointment to the Board.

4. The Committee shall establish and oversee appropriate director orientation and continuing education programs.

5. In assessing the qualification of a candidate, the Committee generally shall observe the following guidelines:

• The only candidates who at the time of their initial election may be non-independent are the Chief Executive Officer of the Company and up to one other executive officer of the Company. The remaining directors shall be independent at the time of their initial election, but shall not be disqualified from reelection as a result of subsequently no longer being independent, provided that at all times a substantial majority of the directors shall be independent. In assessing independence the Committee shall consider the requirements on New York Stock Exchange rules and such other factors as it deems advisable.

• A majority of the directors should be active or retired senior executives (or the equivalent) of other significant companies, educational institutions, governmental agencies, service providers or non-profit organizations. Directors shall not be a director, consultant or employee of or to any competitor of the Company (i.e., a company that sells jewelry at retail).

• In considering candidates, the Committee shall consider their other obligations and time commitments and their ability to attend meetings in person.

• In the event that the Chairman, other than the current Chairman at the time of the initial adoption of this Charter, is not independent, the Committee shall recommend another director to serve as the “lead independent director.”

• To avoid potential conflicts of interest, interlocking directorships will not be allowed. Interlocking directorships shall be deemed to occur if a senior executive officer of the Company serves on the board of or as a trustee of a company or institution that employs one or more directors (i.e., reciprocal directorships).

Corporate Governance Responsibilities

1. The Committee shall, from time to time, as the Committee deems appropriate, make recommendations to the Board regarding an appropriate Board organization and structure.

2. The Committee shall, from time to time, as the Committee deems appropriate, evaluate the size, composition, membership qualifications, scope of authority, responsibilities, reporting obligations and charters of each committee of the Board.

3. The Committee shall periodically review and assess the adequacy of the Company’s corporate governance principles as contained in this Charter. Should the Committee deem it appropriate, it may develop and recommend to the Board for adoption additional corporate governance principles.

4. The Committee shall periodically review the Company’s Certificate of Incorporation and Bylaws in light of existing corporate governance trends, and shall recommend any proposed changes for adoption by the Board or submission by the Board to the Company’s stockholders.

5. The Committee may make recommendations on the structure and logistics of board meetings and may recommend matters for consideration by the Board.

6. The Committee shall consider, adopt and oversee all processes for evaluating the performance of the Board, each committee and individual directors.

7. The Committee shall annually review and assess its own performance.

8. The Committee shall oversee the development of a Chief Executive Officer succession plan, under which, among other things, the Board will receive periodic reports from management on the development of other members of senior management.

General

1. The Committee shall review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

2. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

3. The Committee shall report regularly to the Board.

4. The Committee shall conduct and review with the Board annually an evaluation of the Committee’s performance.

Annex A
Nominating and Corporate Governance Committee
Independence Requirements

NYSE Rules. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the following directors shall not satisfy the definition of “independent”:

• A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

• A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

• A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

• A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

• A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.